UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2010

The Orchard Enterprises, Inc.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	000-51761	20-3365526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23 East 4th Street 3rd Floor New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

(Registrant's telephone number, including area code): (212) 201-9280

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2010, upon the approval of the operating plan for fiscal 2010 of The Orchard Enterprises, Inc. (the “Company”), the Compensation Committee of the Board of Directors of the Company established cash bonus targets and performance criteria for performance-based cash awards to the Company’s management for fiscal 2010.  The following table presents the fiscal 2010 bonus targets established by the Compensation Committee for the Company’s named executive officers:

Name	Title	Fiscal 2010 Bonus Target

Brad Navin	Interim Chief Executive Officer	$125,000
Nathan Fong	Chief Financial Officer	$75,000

For each of the named executive officers, the bonus for fiscal 2010 is based one-third on achieving revenue metrics as reported on a GAAP basis, one-third on achieving EBITDA metrics as reported in the Company’s earnings releases and one-third on the discretion of the Compensation Committee.  The target revenue and EBITDA metrics include a range of targets based on the 2010 operating plan which could result in the named executive officers receiving a percentage (which could exceed 100%) of their bonus target amounts depending on where the actual results fall within the range of the established metrics.  Actual bonus payments may range from 33% of the target amounts, if actual results meet the minimum target amounts, to 100% of the target amounts, if the Company meets the base case targets.  No bonus amount is payable if actual results are below the minimum target amounts.  In addition, if the Company’s actual results for 2010 exceed the Company’s base case targets, the named executive officers may receive a maximum of 125% of their bonus target amounts depending on actual results. The Company believes that the base case target revenue and EBITDA metrics are achievable if the Company meets the base case 2010 operating plan.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Orchard Enterprises, Inc.

Date: January 14, 2010	By:	/s/ Brad Navin
Name: Brad Navin
Title: Interim Chief Executive Officer